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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of ZOLL Medical Corporation of our report dated November 4, 2002, except for Note C and Note H, as to which the date is November 26, 2002, included in the 2002 Annual Report to Shareholders of ZOLL Medical Corporation.

Our audit also included the financial statement schedule of ZOLL Medical Corporation listed in Item 15(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in Registration Statements pertaining to the ZOLL Medical Corporation 1992 Stock Option Plan (Form S-8 No. 333-68403, Form S-8 No. 33-90764, Form S-8 No. 33-56244, and Form S-8 No.
333-101839), the Non-Employee Directors' Stock Option Plan (Form S-8 333-101839) and the 401(k) Saving Plan (Form S-8 333-38048) and the ZOLL Medical Corporation 2001 Stock Incentive Plan (Form S-8 No. 333-101839) of our report dated November 4, 2002, except for Note C and Note H, as to which the date is November 26, 2002, with respect to the consolidated financial statements of ZOLL Medical Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended September 29, 2002, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of ZOLL Medical Corporation.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 27, 2002


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